Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251924

PROSPECTUS SUPPLEMENT No. 1

(To Prospectus Dated February 25, 2021)

ATIF HOLDINGS LIMITED

(incorporated in the British Virgin Islands with limited liability)

4,739,130

Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) updates and supplements the prospectus dated February 25, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1, as amended (Registration No. 333-251924). This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K, furnished with the Securities and Exchange Commission on March 4, 2021 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relates to relates to the resale of an aggregate of 4,739,130 shares of our ordinary shares that are issuable upon the exercise of outstanding warrants by the selling shareholders identified herein. These warrants were issued in connection with a private placement we completed on November 5, 2020. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “ATIF.” On March 2, 2021, the last reported sale price of our ordinary share was $1.35 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED ON PAGE 3 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE YEAR ENDED JULY 31, 2020, AS WELL AS OUR SUBSEQUENTLY FILED PERIODIC AND CURRENT REPORTS, WHICH WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS ALONG WITH THE PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 4, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March, 2021

Commission File Number: 001-38876

ATIF HOLDINGS LIMITED

Room 2803,

Dachong Business Centre, Dachong 1st Road,

Nanshan District, Shenzhen, China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒          Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

ATIF Holdings Limited (the “Company”) is furnishing this current report on Form 6-K to report the dismissal of Friedman LLP (“Friedman”) effective March 3, 2021 and that the Company has appointed ZH CPA, LLC (the “Successor Auditors”) as successor auditor of the Company effective March 3, 2021 and for the fiscal year ended July 31, 2021.

In connection therewith, the Company provides that:

1. the dismissal of Friedman and the appointment of the Successor Auditors have been considered and approved by the Company’s audit committee and board of directors;

2. The audit report of Friedman on the financial statements of the Company as of and for the years ended July 31, 2019 and 2020 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report on the financial statements of the Company for the year ended July 31, 2020 contained an uncertainty about the Company’s ability to continue as a going concern.

3. There were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, from the time of Friedman’s engagement up to the date of dismissal which disagreements that, if not resolved to Friedman’s satisfaction, would have caused Friedman to make reference in connection with its opinion to the subject matter of the disagreement. None of “reportable events”, as that term is described in Item 16F(a)(1)(v)(A)-(D) of Form 20-F occurred within the two fiscal years of the Company ended July 31, 2019 and 2020 and subsequently up to the date of dismissal.

The Company provided Friedman with a copy of this Form 6-K and requested that Friedman provide the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of Friedman’s letter is furnished as Exhibit 99.1 to this Form 6-K.

During the Company’s most recent two fiscal years and through the subsequent interim period on or prior to the appointment of the Successor Auditors, neither the Company nor anyone on its behalf has consulted with the Successor Auditors on either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (b) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto) or a reportable event as set forth in Item 16F(a)(1)(v)(A) through (D) of Form 20-F.

The Company intends to use this Form 6-K and the accompanying exhibit to satisfy its reporting obligations under Item 16F(a) of its Form 20-F for the year ending July 31, 2021 to the extent provided in and permitted by Paragraph 2 of the Instructions to Item 16F of Form 20-F and plans to incorporate Exhibit 99.1 reference into its Form 20-F to the extent necessary to satisfy such reporting obligations

This Form 6-K, including all exhibits attached hereto, is hereby incorporated by reference into the Registrant’s Registration Statements on Form F-3 filed with the Securities and Exchange Commission on June 12, 2020 (Registration file numbers 333-239131), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATIF Holdings Limited

	By:	/s/ Pishan Chi
Pishan Chi Chief Executive Officer

Dated: March 4, 2021

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Letter from Friedman LLP to Securities and Exchange Commission, dated March 4, 2021.

99.2	Press release dated March 4, 2021, Change of Auditors

Exhibit 99.1

March 4, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	ATIF Holdings Limited.
CIK No: 0001755058

Dear Sir or Madam:

We have read Form 6-K dated March 4, 2021 of ATIF Holdings Limited. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Form 6-K.

/s/ Friedman LLP

New York, New York

 Exhibit 99.2

ATIF Holdings Limited Announces the Change of Auditor

Los Angeles, California, March 4, 2021 (GLOBE NEWSWIRE) -- ATIF Holdings Limited (Nasdaq: ATIF, the “Company”), a holding group providing business and financial consulting in Asia and North America, today announced the change of auditor from Friedman LLP to ZH CPA, LLC (“ZH CPA”) as its independent registered public accounting firm for the fiscal year ended July 31, 2021. The Audit Committee and the Board of Directors of the Company approved the appointment of ZH CPA as the Company’s independent registered public accounting firm for the fiscal year ended July 31, 2021, effective March 3, 2021.

In connection with the change of auditor, the Company provides that: (a) there were no disagreements between the Company and the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its report; and (b) no reportable events as set forth in Item 16F(a)(1)(v)(A) through (D) of Form 20-F have occurred.

About ATIF Holdings Limited

Headquartered in Los Angeles, California, ATIF Holdings Limited (“ATIF”) is a holding group with asset management, investment holding and online financial information business and provide business consulting services to small and medium-sized enterprises in Asia and North America. ATIF operates an internet-based financial information service platform IPOEX.com, which provides prestige membership services including market information, pre-IPO education, IR media and matchmaking services between SMEs and financing institutions. ATIF’s investment holding business is to provide going public consulting, M&A consulting and financial consulting services to SMEs. ATIF has advised several enterprises in China in their plans to become publicly listed in the U.S. ATIF plans to launch securities investment service and investment advisory in Q1 2021. For more information, please visit https://ir.atifchina.com/.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantee of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, are: future financial and operating results, including revenues, income, expenditures, cash balances and other financial items; ability to manage growth and expansion; current and future economic and political conditions; ability to compete in an industry with low barriers to entry; ability to continue to operate through our VIE structure; ability to obtain additional financing in the future to fund capital expenditures; ability to attract new clients and further enhance brand recognition; ability to hire and retain qualified management personnel and key employees; trends and competition in the financial consulting services industry; a pandemic or epidemic; and other factors listed in the Company’s annual report on Form 20-F and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions you that actual results may differ materially from the anticipated results expressed or implied by the forward-looking statements we make. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made. These forward-looking statements are made as of the date of this news release.

Media contact:

Anna Huang

+86-139-2726-7157

anna@atifchina.com